Exhibit 99.1

For more information contact:
Kevin Eichner or Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500 or Ann Marie Mayuga (314) 469 4798

ENTERPRISE FINANCIAL REPORTS FY ‘06 RESULTS: 37% INCREASE IN NET INCOME AND 30% INCREASE IN EARNINGS PER SHARE

•	Company posts fourth consecutive year of record growth and earnings
•	Four-year compound annual growth rate in earnings per share tops 27%
•	Wealth Management revenues grow 112% driving a 300% increase in pret-ax income
•	Loans grow $309 million resulting in $155 million of organic growth before NorthStar acquisition
•	Company enjoys strong fourth quarter results with net income and earnings per share growing 55% and 42%, respectively

St. Louis, January 24, 2007 Enterprise Financial Services Corp (NASDAQ:  EFSC), the parent company of Enterprise Bank & Trust of St. Louis, MO, reported its fourth consecutive year of record earnings with 2006 net income of $15.5 million, a 37% increase over 2005 results. Earnings per fully diluted share for 2006 were $1.36, up 30% over the prior year.

Net income was $4.4 million for the fourth quarter of 2006, a 55% increase over the same period in 2005. Fully diluted earnings per share for the fourth quarter of 2006 were $0.37, or 42% over the same period of 2005.

“These results are especially gratifying given the headwinds affecting the banking industry as a result of the prolonged inversion of the yield curve,” commented EFSC CEO Kevin C. Eichner. “The bank’s organic net loan growth of $155 million was remarkable – 50% higher than the record loan growth of last year.  That figure does not include the impact of the NorthStar acquisition, which added an additional $154 million in new loans. In concert with robust loan production, we continued to grow our core deposit franchise nicely. We were particularly pleased at our ability to keep our non-interest bearing account balances at 18% of total deposits.  As a result we were able to hold our 2006 net interest margin above 4% in a year which saw many bank margins fall well below that number.”

Continuing his comments on 2006 results, Eichner noted “The Company’s banking results were exceptional, but our Wealth Management line of business also delivered strong growth in revenues and earnings.  Our Trust division earned $1.3 million pre-tax, up 38% over 2005 results, on gross revenues of $7.6 million, an increase of 14% over last year. Our first full year with Millennium paid off handsomely as this unit added $0.08 in EPS while generating $3.5 million of pre-tax income before intangibles amortization and debt costs. The growth in Wealth Management revenue improved our ratio of fee income to revenue from 17% in 2005 to 25% in 2006, consistent with our strategy of steadily diversifying our revenue sources.”

Eichner concluded by saying “Although the organic growth of our business remains our primary objective, we were also pleased to announce two significant acquisitions in the Kansas City market in 2006.  The NorthStar acquisition was closed on July 5, 2006 and successfully integrated into Enterprise, and during the fourth quarter, we announced an agreement to acquire Great American Bank (Clayco Banc Corporation.)  We look forward to consummating the Clayco transaction in the first quarter of 2007.  Despite considerable time invested in acquisition activity, the results for the year demonstrate that our people remained focused on executing at the high performance level which has become the expectation for our Company.”

Banking Line of Business

Banking net interest income increased $2.4 million, or 19% in the fourth quarter of 2006 versus the same quarter in 2005.  For the year ended December 31, 2006, banking net interest income increased $7.8 million, or 17%.  At quarter end, portfolio loans were up $42 million from the prior quarter and up $155 million, or 15% from December 31, 2005 (excluding NorthStar).  Including NorthStar, portfolio loans were up $309 million, or 31% for the year.

Total deposits grew by $34 million during the quarter.  Core deposits increased a healthy $89 million while brokered deposits declined by $55 million.   For the year, total deposits grew $199 million, or 18%, with $146 million attributable to the acquisition of NorthStar.  Excluding the impact of NorthStar and brokered deposits, core deposits grew approximately $61 million, or 6% - in line with expectations and reflecting management’s decision to de-emphasize high cost CDs in a very price-competitive market.  The Company maintained a favorable deposit mix with 18% of deposits in demand deposit accounts and only 8% in brokered deposits.

The tax-equivalent net interest rate margin for the fourth quarter decreased one basis point to 3.98% from the third quarter of 2006 and decreased eight basis points from the fourth quarter of 2005. These declines were primarily due to the increasing cost of deposits that more than offset higher earning asset yields.  For the year ended December 31, 2006, the tax-equivalent net interest rate margin was 4.01% versus 4.11% in the prior year. This decline was due to the slightly dilutive impact of NorthStar’s net interest rate margin and the increasing cost of deposits.

Overall asset quality remains solid. For the year ended December 31, 2006, the Company incurred $1.2 million of net charge-offs, or 0.10% of average loans.  Net charge-offs in the fourth quarter totaled $1.2 million and were primarily associated with two credits that were previously classified and for which loss reserves had been specifically allocated. For the fourth quarter, the provision for loan losses was $350,000 versus $70,000 in the same period of 2005. The provision for loan losses for the full year 2006 was $2.1 million versus $1.5 million in 2005.  The increases in provision for loan losses for both periods were due to stronger loan growth and higher non-performing loan levels in 2006 versus 2005.

Non-performing loans totaled $6.4 million or 0.49% of loans versus 0.49% and 0.14% at September 30, 2006 and December 31, 2005, respectively.  Approximately nine of the twelve non-performing relationships relate to the acquired NorthStar portfolio.  The Company’s allowance for loan losses represented 1.30% of portfolio loans at December 31, 2006 compared to 1.40% at the prior quarter end and 1.30% at year-end 2005.  The higher third quarter reserve level included specifically allocated reserves associated with credits that were subsequently charged off.  Since those reserves did not need to be replenished, the allowance for loan losses returned to more traditional levels.

In 2005, the Company elected to reposition a portion of its investment portfolio, taking advantage of increased market rates for two through four-year maturities in order to strengthen the expected total return on portfolio investments for 2006 and 2007.  As a result, the Company recognized $494,000 of losses in 2005.  In 2006, we benefited from the higher yields obtained on bonds purchased in the fourth quarter of 2005.

Increases in Other income for the quarter and the twelve months ended December 31, 2006 relate primarily to higher volumes of fees associated with debit cards, merchant processing, health savings accounts and other products.

Wealth Management Line of Business

For the year ended December 31, 2006, Wealth Management revenue increased $7.3 million, or 112%, due to $6.2 million of incremental revenue from Millennium Brokerage Group LLC (“Millennium”) acquired in October 2005 and continued strong Trust growth.

Wealth Management revenue during the fourth quarter was up 60% over the prior year, driven by a $1.1 million increase in revenue from Millennium and a $341,000, or 21% organic increase in revenues from Enterprise Trust.

Wealth Management assets under administration were $1.635 billion at December 31, 2006, an 18% increase over one year ago. For the year, Enterprise Trust revenues grew 14%, and pre-tax earnings grew 38%.

“We enjoyed a significant earnings lift from Millennium in 2006 ($0.08 per share), even though the expected seasonal upturn in sales volumes from Millennium did not materialize until December,” commented Eichner.  “It is clear that the unit was more affected by the mergers of four of its core carriers than management anticipated and by a constricted underwriting environment brought on by tighter reinsurance guidelines.  This negatively impacted case volumes and turnaround times, which in turn hurt revenues,” he said.

Millennium revenues were $1.9 million for the fourth quarter, essentially flat compared to the third quarter, while profit margins remained strong.  In line with the Company’s definitive contractual agreement, Enterprise recognized a 23.1% pre-tax priority return.  This brought the pre-tax profit contribution (including interest and amortization of intangibles) of the Millennium unit to  $1.9 million for the year ended December 31, 2006.

Other Business Results

For the year, the Company’s efficiency ratio improved from 64% in 2005 to 61% in 2006. Non-interest expenses increased $7.1 million or 21% to $41.4 million.  Approximately $3.0 million of this increase was related to the addition of Millennium and $2.5 million was related to NorthStar. The remainder was primarily connected with expenses associated with supporting the Company’s organic growth rates.

The Company also began implementation of its new Lifetime Client System, a comprehensive program aimed at enhancing the client experience and at increasing sales productivity in both lines of business. “This program is expected to further differentiate Enterprise in the market and to support the Company’s relationship managers as they compete in a tougher environment,” commented Jerry Mueller, Senior Vice President of Marketing. “More than a program, we intend for this to become the way we do business in the future. We consider it to be one of the most significant initiatives for our Company in the past several years,” he added.

Enterprise Financial operates commercial banking and wealth management businesses mostly in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

Please refer to the Consolidated Financial Summary attached for more details.

# # #

Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2005 Annual Report on Form 10-K.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

($ In thousands, except per share data)	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,

INCOME STATEMENTS	2006	2005	2006	2005

Total interest income	$26,966	$19,611	$94,418	$68,108
Total interest expense	12,927	7,728	43,141	23,541

Net interest income	14,039	11,883	51,277	44,567
Provision for loan loss	350	70	2,127	1,490

Net interest income after provision for loan losses	13,689	11,813	49,150	43,077
NONINTEREST INCOME
Wealth Management revenue	3,791	2,370	13,809	6,525
Deposit service charges	592	512	2,228	2,065
Gain on sale of mortgage loans	65	34	230	281
Loss on sale of securities	—	(409)	—	(494)
Other income	214	121	649	590

Total noninterest income	4,662	2,628	16,916	8,967
NONINTEREST EXPENSE
Salaries and benefits	6,849	6,027	25,247	22,130
Occupancy	1,009	675	2,966	2,327
Furniture and equipment	222	248	1,028	821
Other	3,748	2,960	12,153	9,046

Total noninterest expense	11,828	9,910	41,394	34,324
Minority interest in net income of consolidated subsidiary	(48)	(113)	(875)	(113)

Income before income tax	6,475	4,418	23,797	17,607
Income taxes	2,084	1,589	8,325	6,312

Net income	$4,391	$2,829	$15,472	$11,295

Basic earnings per share	$0.38	$0.27	$1.41	$1.12
Diluted earnings per share	$0.37	$0.26	$1.36	$1.05
Return on average assets	1.14%	0.90%	1.12%	0.98%
Return on average equity	13.24%	12.52%	13.69%	13.86%
Efficiency ratio	63.25%	68.29%	60.70%	64.11%
Noninterest expense to average assets	3.08%	3.16%	2.99%	2.99%
YIELDS (fully tax equivalent)
Loans	7.95%	7.22%	7.71%	6.65%
Securities	4.21%	3.77%	4.06%	3.37%
Federal funds sold	5.43%	4.01%	5.00%	3.61%
Yield on earning assets	7.57%	6.66%	7.33%	6.25%
Interest bearing deposits	4.32%	3.13%	3.94%	2.59%
Borrowed Funds	4.61%	4.23%	4.78%	3.60%
Subordinated debt	7.37%	6.42%	7.16%	5.88%
Cost of paying liabilities	4.42%	3.27%	4.09%	2.74%
Net interest spread	3.15%	3.39%	3.24%	3.51%
Net interest rate margin	3.98%	4.06%	4.01%	4.11%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

($ in thousands)

BALANCE SHEETS

	Dec 31, 2006	Sep 30, 2006	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005

ASSETS
Cash and due from banks	$41,558	$54,513	$50,063	$42,597	$54,118
Federal funds sold	7,066	6,959	3,034	6,027	64,709
Interest-bearing deposits	1,669	1,214	607	104	84
Debt and equity investments	111,210	114,860	109,449	110,333	135,559
Loans held for sale	2,602	5,268	3,028	2,447	2,761
Portfolio loans	1,311,723	1,269,391	1,108,906	1,066,084	1,002,379
Less allowance for loan losses	16,988	17,805	14,449	13,964	12,990

Net loans	1,294,735	1,251,586	1,094,457	1,052,120	989,389

Premises and equipment, net	17,047	15,295	13,941	13,624	10,276
Foreclosed real estate	1,500	1,182	—	—	—
Goodwill	29,983	29,804	12,004	12,004	12,042
Core deposit intangible	2,153	2,261	—	—	—
Other amortizing intangibles	3,639	3,864	4,092	4,320	4,548
Other assets	22,425	21,369	15,866	14,508	13,482

Total assets	$1,535,587	$1,508,175	$1,306,541	$1,258,084	$1,286,968

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$234,849	$222,668	$195,719	$192,997	$229,325
Interest bearing deposits	1,080,659	1,059,282	879,995	848,633	886,919

Total deposits	1,315,508	1,281,950	1,075,714	1,041,630	1,116,244
Subordinated debentures	35,054	35,054	30,930	30,930	30,930
FHLB advances	26,995	38,162	88,653	75,068	28,584
Other borrowings	13,757	13,731	4,810	7,221	8,347
Other liabilities	11,279	11,113	7,237	7,729	10,258

Total liabilities	1,402,593	1,380,010	1,207,344	1,162,578	1,194,363
Shareholders’ equity	132,994	128,165	99,197	95,506	92,605

Total liabilities and shareholders’ equity	$1,535,587	$1,508,175	$1,306,541	$1,258,084	$1,286,968

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

($ In thousands, except per share data)	For the Quarter Ended

	Dec 31, 2006	Sep 30, 2006	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005

EARNINGS SUMMARY
Net interest income	$14,039	$13,839	$12,142	$11,257	$11,883
Provision for loan losses	350	240	737	800	70
Wealth Mangement revenue	3,791	3,468	3,231	3,319	2,370
Noninterest income	871	857	721	658	258
Noninterest expense	11,828	10,952	9,320	9,294	9,910
Minority interest in net income of consolidated subsidiary	(48)	(434)	—	(453)	(113)
Income before income tax	6,475	6,538	6,097	4,687	4,418
Net income	4,391	4,181	3,901	2,998	2,829
Diluted earnings per share	$0.37	$0.35	$0.36	$0.28	$0.26
Return on average equity	13.24%	12.99%	16.00%	12.89%	12.52%
Net interest rate margin (fully tax equivalized)	3.98%	3.99%	4.11%	3.99%	4.06%
Efficiency ratio	63.25%	60.30%	57.91%	61.01%	68.29%
MARKET DATA
Book value per share	$11.52	$11.19	$9.44	$9.13	$8.85
Tangible book value per share	$8.42	$8.05	$7.91	$7.57	$7.27
Market value per share	$32.58	$30.86	$25.45	$27.39	$22.68
Period end common shares	11,540	11,452	10,508	10,466	10,459
Average basic common shares	11,491	11,397	10,490	10,465	10,357
Average diluted common shares	11,892	11,823	10,876	10,856	10,983
ASSET QUALITY
Net charge-offs (recoveries)	$1,167	$(46)	$251	$(174)	$248
Nonperforming loans	$6,363	$6,214	$893	$1,353	$1,421
Nonperforming loans to total loans	0.49%	0.49%	0.08%	0.13%	0.14%
Allowance for loan losses to total loans	1.30%	1.40%	1.30%	1.31%	1.30%
Net charge-offs (recoveries) to average loans (annualized)	0.37%	(0.01)%	0.09%	(0.07)%	0.10%
CAPITAL
Average equity to average assets	8.65%	8.49%	7.66%	7.63%	7.20%
Tier 1 capital to risk-weighted assets	9.63%	9.54%	9.87%	9.87%	10.31%
Total capital to risk-weighted assets	10.87%	10.79%	11.11%	11.11%	11.55%
Tangible equity to tangible assets	6.48%	6.26%	6.44%	6.38%	5.98%
AVERAGE BALANCES
Portfolio loans	$1,265,000	$1,257,394	$1,079,063	$1,020,866	$979,182
Earning assets	1,426,341	1,400,706	1,202,676	1,165,389	1,181,273
Total assets	1,521,640	1,504,253	1,276,878	1,235,691	1,244,652
Deposits	1,301,686	1,262,544	1,044,498	1,060,035	1,080,525
Shareholders’ equity	131,621	127,685	97,786	94,338	89,641
LOAN PORTFOLIO
Commercial and industrial	$352,914	$343,776	$323,109	$299,706	$265,488
Commercial real estate	576,172	553,486	438,684	428,696	410,382
Construction real estate	196,851	185,743	162,589	155,361	138,318
Residential real estate	150,244	148,369	148,650	144,228	151,575
Consumer and other	35,542	38,017	35,874	38,093	36,616

Total loan portfolio	$1,311,723	$1,269,391	$1,108,906	$1,066,084	$1,002,379
DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$234,849	$222,668	$195,719	$192,997	$229,325
Interest-bearing transaction accounts	111,725	101,262	99,887	108,699	108,712
Money market and savings accounts	556,947	507,407	471,526	472,247	483,186
Certificates of deposit	411,987	450,613	308,582	267,687	295,021

Total deposit portfolio	$1,315,508	$1,281,950	$1,075,714	$1,041,630	$1,116,244

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

($ In thousands)	For the Quarter Ended

	Dec 31, 2006	Sep 30, 2006	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005

YIELDS (fully tax equivalent)
Loans	7.95%	7.90%	7.65%	7.22%	7.22%
Securities	4.21%	4.11%	4.00%	3.91%	3.77%
Federal funds sold	5.43%	5.29%	5.28%	4.45%	4.01%
Yield on earning assets	7.57%	7.54%	7.29%	6.83%	6.66%
Interest bearing deposits	4.32%	4.17%	3.71%	3.38%	3.13%
Borrowed Funds	4.61%	5.04%	4.85%	4.56%	4.23%
Subordinated debt	7.37%	7.31%	7.08%	6.84%	6.42%
Cost of paying liabilities	4.42%	4.31%	3.93%	3.55%	3.27%
Net interest spread	3.15%	3.23%	3.36%	3.28%	3.39%
Net interest rate margin	3.98%	3.99%	4.11%	3.99%	4.06%
WEALTH MANAGEMENT
Trust Assets Under Management	$1,042,146	$996,142	$983,365	$976,425	$819,608
Trust Assets Under Administration	1,634,834	1,567,164	1,536,437	1,563,394	1,388,480